UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2011 (December 12, 2011)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Arbors Harbor Town Apartments

On December 12, 2011, Behringer Harvard Opportunity REIT II, Inc., a Maryland corporation (which may be referred to herein as the “Registrant,” “we,” “our” or “us”), through a wholly owned subsidiary of its operating partnership, entered into a limited liability company agreement with Harbor Town Apartments (“Harbor Town”), an unaffiliated third party, to form Behringer Harvard Arbors, LLC (the “Arbors Joint Venture”) in connection with the anticipated acquisition of a 345-unit garden style multifamily community currently known as Arbors Harbor Town Apartments (“Arbors Harbor Town”) located in Memphis, Tennessee from Arbors of Harbor Town Joint Venture (the “Seller”), an unaffiliated third party.  We hold a 94% ownership interest in the Arbors Joint Venture and Harbor Town holds the remaining 6% interest plus a promoted interest after our receipt of a preferred return based on our capital contribution.  Harbor Town is the managing member of the Arbors Joint Venture and has the authority to conduct the business and affairs of the Arbors Joint Venture subject to our approval of all major decisions.  In the event that we and Harbor Town cannot agree on a major decision or in the event of a default, either member of the Arbors Joint Venture may initiate buy/sell procedures with respect to their ownership interests in the Arbors Joint Venture.

On December 13, 2011, the Arbors Joint Venture entered into an Assignment and Assumption of Real Estate Purchase and Sale Agreement with Finpar 4, L.L.C., the original buyer, for the assignment of all rights and assumption of all duties under the purchase agreement related to the acquisition of Arbors Harbor Town.  The contract purchase price for Arbors Harbor Town is $31.5 million, excluding closing costs.  The Arbors Joint Venture provided an earnest money deposit of $500,000 under the purchase agreement of which we funded our pro rata share of $470,000.  If the purchase is consummated, we expect to fund our remaining pro rata share of the purchase price, or approximately $29.1 million, by assuming our share of anticipated financing on the property and with proceeds from our public offerings.

The consummation of the purchase of Arbors Harbor Town is subject to substantial conditions and generally will depend upon:

•                  the satisfaction of the conditions to the acquisition contained in the relevant contracts, including, without limitation, successful entry into new financing; and

•                  no material adverse changes occurring relating to the property.

Other assets may be identified in the future that we may acquire before or instead of the investment described above.  At the time of filing, we cannot make any assurances that the closing of this investment is probable.

Renewal of Third Amended and Restated Advisory Management Agreement

On December 14, 2011, we renewed the Third Amended and Restated Advisory Management Agreement (the “Advisory Agreement”) between us and our advisor, Behringer Harvard Opportunity Advisors II, LLC.  The renewed Advisory Agreement is effective as of January 4, 2012 for a term of one year; however, either party may terminate the Advisory Agreement without cause or penalty upon providing 60 days’ written notice.  The terms of the Advisory Agreement remain unchanged from the terms of the agreement in effect through January 3, 2012.

Item 8.01	Other Events.

On December 14, 2011, our board of directors authorized distributions payable to the stockholders of record each day for January 1, 2012 through March 31, 2012.  Distributions payable to each stockholder of record will be paid in cash on or before the 16th day of the following month.  The declared distributions equal a daily amount of $0.0013699 per share of common stock.  If this rate were paid each day for a 365-day period, it would equal a 5.0% annualized rate based on a purchase price of $10.00 per share.  A portion of each distribution may constitute a return of capital for tax purposes.  There is no assurance that we will continue to declare distributions or at this rate.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: December 16, 2011	By:	/s/ Terri Warren Reynolds
Terri Warren Reynolds
Senior Vice President - Legal, General Counsel & Secretary